EXHIBIT 10.8

PROMISSORY NOTE

Boca Raton, FL
September 19, 2017	$100,000.00

FOR VALUE RECEIVED, the undersigned, Bright Mountain Media, Inc., a Florida corporation (the “Maker”), having a business address at 6400 Congress Avenue, Suite 2050, Boca Raton, FL  33487 hereby promises to pay to the order of ANGELOS TRINTAFILLOU, an individual (the “Payee” or the “Holder”) having a business address at 102 Mountainside Terrace, Clifton, NJ  07013 the principal amount of One Hundred Thousand dollars ($100,000.00) on September 19, 2018 (the "Maturity Date").  All terms not otherwise defined herein shall have the same meaning as in the Agreement.  This Promissory Note is one of a series of notes issued pursuant to the terms and conditions of that certain Amended and Restated Membership Interest Purchase Agreement dated September 19, 2017 by and among the Maker, Daily Engage Media Group LLC and the Members of Daily Engage Media Group LLC.

1.

Interest; Payments Principal.  Subject to the provisions of Section 4 hereof, this Note shall be interest free.  All payments of principal shall be made at the address of Maker as specified herein upon presentment of this Note.

2.

Prepayment.  From and after the date hereof, Maker shall have the option to prepay, in whole or in part, the principal balance of this Note.  There is no prepayment penalty.

3.

Default.  The occurrence of any of the following shall constitute an event of default (“Event of Default”):

a.

Failure to Pay.  Maker fails to pay, when due, any of the obligations provided for in this Note at their due date or under any other note or obligations of Maker to the Payee;

b.

Denominated Events.  The occurrence of any event expressly denominated as an Event of Default in this Note;

c.

Failure to Perform.  Maker fails to perform or observe any material covenant, term or condition of this Note, the Agreement or any other note or obligation issued or owing in respect to Payee and to be performed or observed by Maker, and such failure continues unremedied for a period of ten (10) days after written or facsimile notice from Payee to Maker of such failure;

d.

Petition By or Against Maker.  There is filed by or against Maker any petition or complaint with respect to its own financial condition under any state or federal bankruptcy law or any amendment thereto (including, without limitation, a petition or reorganization, arrangement or extension of debts) or under any other similar or insolvency laws providing for the relief of debtors; or

e.

Appointment of Receiver.  A receiver, trustee, conservator or liquidator is appointed for Maker, or for all or a substantial part of its assets, or Maker shall be adjudicated bankrupt or in need of any relief provided to debtors by any court.

4.

Remedies.

a.

Acceleration.  Upon the occurrence of an Event of Default and for so long as such default is continuing:

i.

The total amount of (a) of this Note and all other sums owing to Payee which are (i) then due and unpaid or (ii) thereafter to become due and payable; and (b) interest on the foregoing sums, at the rate of one and one-half percent (1 ½%) per month, but not greater than the highest rate permitted by law, from said occurrence until paid in full (the “Default Amount”) shall, at the option of Payee, become immediately due and payable without notice or demand; and

ii.

Payee may exercise any of the other remedies provided under applicable laws.

5.

Cumulative Remedies; Waivers.  No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Payee at law or in equity.  No express or implied waiver by Payee of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default.  The failure or delay of Payee in exercising any rights granted it hereunder under any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Payee shall not exhaust the same or constitute a waiver of any other right provided herein.

6.

Costs and Expenses.  Maker shall be liable for all costs, charges and expenses incurred by Payee by reason of the occurrence of any Event of Default or the exercise of Payee’s remedies with respect thereto.

7.

Other Remedies.  The remedies granted to Payee herein upon an Event of Default are not restrictive of any and all other rights and remedies of Payee provided for by this Agreement, any of the relevant documents and applicable law.

8.

Miscellaneous.

f.

Waivers.  No waiver of any term or condition of this Note shall be construed to be a waiver of any succeeding breach of the same term or condition.  No failure or delay of Payee to exercise any power hereunder, or it insists upon strict compliance by Maker of any obligations hereunder, and no custom or other practice at variance with the terms hereof shall constitute a waiver of the right of Payee to demand exact compliance with such terms.

g.

Invalid Terms.  In the event any provision contained in this Note shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

h.

Successors.  This Note shall be binding upon Maker, its legal representatives, successors and assigns, and inure to the benefit of Payee, its legal representatives, successors and assigns.

i.

Controlling Law.  This Note shall be read, construed and governed in all respects in accordance with the laws of the State of Florida.

j.

Amendments.  This Note may be amended only by an instrument in writing and executed by the party against which enforcement of the amendment is sought.

9.

Notices.  All notices, request, demands and other communications required or permitted to be given hereunder shall be sufficiently given if addressed to the addresses as set forth in the Agreement, posted in the U.S. Mail by certified or registered mail, return receipt requested or by overnight mail, including appropriate receipts.  Any party may change said address by giving the other party hereto notice of such change of address.  Notice given as hereinabove prescribed shall be deemed given on the date of its deposit in the U.S. Mail or with the overnight delivery service.

10.

Headings.  All section and subsection headings herein, wherever they appear, are for convenience only and shall not affect the construction of any terms herein.

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be executed by its duly authorized officer and its seal affixed hereto, as of the day and year first above written.

Bright Mountain Media, Inc.

By:	/s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer

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